Black Hills Corp. Reports 2023 Second-Quarter Results and Reaffirms 2023 Earnings Guidance

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Strengthened balance sheet and maintained robust liquidity
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Issued request for proposals for 400 megawatts of renewable resources for Colorado Electric

RAPID CITY, S.D. — Aug. 2, 2023 — Black Hills Corp. (NYSE: BKH) today announced financial results for the second quarter of 2023. Net income available for common stock and earnings per share for the three and six months ended June 30, 2023, compared to the three and six months ended June 30, 2022, were:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in millions, except per share amounts)
Net income available for common stock	$23.1	$33.4	$137.1	$150.9
Earnings per share, Diluted	$0.35	$0.52	$2.06	$2.33

Earnings of $0.35 per share for the second quarter were driven by new rates, rider recovery and a state income tax true-up of $0.12 per share. Financial results reflected the impact of inflation on higher year-over-year operating expenses and higher interest expense.

“We strengthened our balance sheet, enhanced our liquidity and advanced our strategic initiatives in the first half of 2023,” said Linn Evans, president and CEO of Black Hills Corp. “I’m pleased with our excellent operational performance in delivering safe, reliable service to our customers.

“Our team continued to execute our regulatory plan with the approval of a settlement for new rates in Colorado for our intrastate natural gas pipeline, new rate review filings for our Colorado and Wyoming gas utilities and preparations for a rate review filing in Arkansas by year end. To achieve the goals of our Colorado Clean Energy Plan, we recently issued a request for proposals to add 400 megawatts of renewable and battery storage resources. For our South Dakota electric resource plan, we are currently evaluating bids to add 100 megawatts of rate based renewable resources.

“We are on pace to achieve our earnings guidance for the year. We expect strong cash flows combined with disciplined capital management will result in lower than forecasted interest expense for 2023. For the remainder of the year, we have sharpened our focus on managing expenses given the challenging macroeconomic environment. As we look to the future, we remain confident in our strategy and long-term growth trajectory as clarity around key opportunities continues to emerge,” concluded Evans.

SECOND-QUARTER 2023 HIGHLIGHTS AND UPDATES

Electric Utilities

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On July 31, Colorado Electric issued a request for proposals for 400 megawatts of new resources to be in service between 2026 and 2029 to achieve objectives in its Clean Energy Plan. The plan, which was approved by the Colorado Public Utilities Commission in March 2023, supports the utility’s voluntary election to reduce its greenhouse gas emissions by 80% from 2005 levels by 2030. Under the plan, Black Hills may own up to 200 megawatts of the 400 megawatts of clean energy resources necessary to meet the plan’s emission goals.

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On July 24, Wyoming Electric set a new all-time and summer peak load of 312 megawatts, surpassing the previous peak of 294 megawatts set in July 2022.

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During the second quarter, South Dakota Electric advanced the competitive bidding process in its request for proposals for 100 megawatts of build-transfer renewable energy resources to be in service by mid-year 2026.

Gas Utilities

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On July 12, Rocky Mountain Natural Gas, an intrastate natural gas pipeline in Colorado, received approval from the Colorado Public Utilities Commission of a settlement agreement for its rate review submitted on Oct. 7, 2022. The agreement provides $8.2 million of new annual revenue based on a weighted average cost of capital of 6.93% with a capital structure range of 50% to 52% equity and a return on equity range of 9.5% to 9.7%. The rate review requested $12.3 million of new annual revenue based upon a proposed future test year or $10.3 million of new annual revenue based on an historical test year. New rates based on the historical test year approach were effective July 15, 2023.

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On May 18, Wyoming Gas filed a rate review application with the Wyoming Public Service Commission seeking recovery of approximately $140 million of investments since its last rate review in 2019. The rate review requests $19.3 million in new annual revenue with a capital structure of 52% equity and 48% debt and a return on equity of 10.49%. The company seeks to renew its integrity rider and implement new rates in the first quarter of 2024.

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On May 8, Colorado Gas filed a rate review application with the Colorado Public Utilities Commission seeking recovery of approximately $130 million of investments since its last rate review in 2021. The rate review requests $26.7 million in new annual revenue with a capital structure of 51% equity and 49% debt and a return on equity of 10.49%. The company is seeking new rates in the first quarter of 2024.

Corporate and Other

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On July 24, Black Hills’ board of directors approved a quarterly dividend of $0.625 per share payable on Sept. 1, 2023, to shareholders of record at the close of business on Aug. 18, 2023.

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On June 16, Black Hills filed a shelf registration statement with the Securities and Exchange Commission. In conjunction with this filing, the company also renewed its at-the-market equity offering program under which it may sell from time to time shares of its common stock with an aggregate value of up to $400 million. The company’s previous equity offering program was subsequently terminated.

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During the second quarter, Black Hills issued 0.4 million shares of new common stock for net proceeds of $27.4 million under its at-the-market equity offering program. Year to date, the company has issued a total of 0.9 million shares of new common stock for net proceeds of $57.7 million.

2023 EARNINGS GUIDANCE REAFFIRMED

Black Hills reaffirms its guidance for 2023 earnings per share available for common stock to be in the range of $3.65 to $3.85 based on the follow assumptions:

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Normal weather conditions within our utility service territories including temperatures, precipitation levels and wind conditions;
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Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;
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Constructive and timely outcomes of utility regulatory dockets;
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No significant unplanned outages at any of our generating facilities;
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Production tax credits of approximately $20 million associated with wind generation assets;
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Capital investment of approximately $615 million;
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Equity issuance of $140 million to $160 million through the at-the-market equity offering program;
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Interest expense of $180 million to $185 million, including debt refinancing activity;* and
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Total operating expense of $600 million to $610 million, excluding fuel, purchased power, cost of natural gas sold, depreciation, depletion and amortization.*

* Guidance assumptions for interest expense and operating expense are being provided for only 2023 due to ongoing volatility in inflation and rising interest rate environments.

2024 EARNINGS GUIDANCE TO BE ANNOUNCED DURING YEAR-END 2023 EARNINGS

Black Hills will provide its annual financial update during its fourth quarter and full-year earnings call. This update in early 2024 will include earnings and dividend guidance for 2024 and the capital investment forecast for 2024 through 2028.

BLACK HILLS CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in millions)
Operating income:
Electric Utilities	$46.6	$45.2	$107.7	$96.0
Gas Utilities	17.7	28.2	132.4	151.7
Corporate and Other	(0.8)	(1.0)	(1.6)	(2.0)
Operating income	63.5	72.4	238.4	245.7

Interest expense, net	(41.5)	(38.8)	(85.0)	(77.3)
Other income (expense), net	(1.5)	1.6	(0.9)	2.3
Income tax benefit (expense)	6.1	0.7	(8.6)	(13.8)
Net income	26.5	35.8	143.9	156.9
Net income attributable to non-controlling interest	(3.5)	(2.4)	(6.8)	(5.9)
Net income available for common stock	$23.1	$33.4	$137.1	$150.9

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Weighted average common shares outstanding (in thousands):
Basic	66,591	64,721	66,315	64,643
Diluted	66,684	64,883	66,419	64,822

Earnings per share:
Earnings Per Share, Basic	$0.35	$0.52	$2.07	$2.33
Earnings Per Share, Diluted	$0.35	$0.52	$2.06	$2.33

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Thursday, Aug. 3, 2023, to discuss financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the “Investor Relations” section of the Black Hills website at www.blackhillscorp.com and click on “News and Events” and then “Events & Presentation.” The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. For those unable to listen to the live broadcast, a replay will be available on the company’s website.

To ask a question during the live broadcast, users can access dial-in information and a personal identification number by registering for the event at https://register.vevent.com/register/BI8142d9b423ae478a8dac026d4571f1e0.

A listen-only webcast player and presentation slides can be accessed live at https://edge.media-server.com/mmc/p/oi3c9i79 with a replay of the event available for up to one year.

USE OF NON-GAAP FINANCIAL MEASURES

Gas and Electric Utility Margin

Gas and Electric Utility margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of operation and maintenance expenses, depreciation and amortization expenses, and property and production taxes from the measure. The presentation of Gas and Electric Utility margin is intended to supplement investors’ understanding of operating performance.

Electric Utility margin is calculated as operating revenue less cost of fuel and purchased power. Gas Utility margin is calculated as operating revenue less cost of gas sold. Our Gas and Electric Utility margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact Gas and Electric Utility margin as a percentage of revenue, they only impact total Gas and Electric Utility margin if the costs cannot be passed through to customers.

Our Gas and Electric Utility margin measure may not be comparable to other companies’ Gas and Electric Utility margin measures. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

SEGMENT PERFORMANCE SUMMARY

Operating results from our business segments for the three and six months ended June 30, 2023, compared to the three and six months ended June 30, 2022, are discussed below.

Certain lines of business in which we operate are highly seasonal, and revenue from, and certain expenses for, such operations may fluctuate significantly between quarterly periods. Demand for electricity and natural gas is sensitive to seasonal cooling, heating and industrial load requirements. In particular, the normal peak usage season for our electric utilities is June through August while the normal peak usage season for our gas utilities is November through March. Significant earnings variances can be expected between the Gas Utilities segment’s peak and off-peak seasons. Due to this seasonal nature, our results of operations for the three and six months ended June 30, 2023 and 2022 are not necessarily indicative of the results of operations to be expected for any other period or for the entire year.

Segment information does not include inter-company eliminations and all amounts are presented on a pre-tax basis unless otherwise indicated. Minor differences in amounts may result due to rounding.

Electric Utilities

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2023	2022	2023 vs. 2022	2023	2022	2023 vs. 2022
	(in millions)
Revenue	$193.1	$204.4	$(11.3)	$411.8	$410.9	$0.9
Cost of fuel and purchased power	36.4	56.6	(20.2)	91.8	109.0	(17.2)
Electric Utility margin (non-GAAP)	156.7	147.7	8.9	320.0	301.9	18.1

Operations and maintenance	74.2	69.0	5.2	141.4	138.7	2.7
Depreciation and amortization	35.8	33.5	2.3	70.9	67.2	3.7
Operating income	$46.6	$45.2	$1.4	$107.7	$96.0	$11.7

Three Months Ended June 30, 2023, Compared with Three Months Ended June 30, 2022

Electric Utility margin increased as a result of:

(in millions)
Transmission services and off-system excess energy sales	$4.2
New rates and rider recovery	4.2
Integrated Generation (a)	2.9
Weather	(2.4)
$8.9

____________________

(a)
Primarily driven by favorable mining volumes due to a prior year planned outage and increased Black Hills Colorado IPP fired-engine hours.

Operations and maintenance expense increased primarily due to $3.8 million of higher generation expenses driven by planned outages and higher materials costs and $1.9 million of higher employee-related expenses.

Depreciation and amortization increased primarily due to a higher asset base driven by current year and prior year capital expenditures.

Six Months Ended June 30, 2023, Compared with Six Months Ended June 30, 2022

Electric Utility margin increased as a result of:

(in millions)
New rates and rider recovery	$9.2
Transmission services and off-system excess energy sales	6.5
Integrated Generation (a)	5.2
Weather	(2.2)
Other	(0.6)
$18.1

____________________

(a)
Primarily driven by favorable mining volumes due to a prior year planned outage, mining contract pricing and increased Black Hills Colorado IPP fired-engine hours.

Operations and maintenance expense increased primarily due to $6.2 million of higher mining and generation expenses driven by planned outages and higher fuel and materials costs and $5.4 million of higher employee-related expenses partially offset by a one-time $7.7 million gain on the planned sale of Northern Iowa Windpower assets. Other favorable variances, none of which were individually significant, comprised the remainder of the difference when compared to the same period in the prior year.

Depreciation and amortization increased primarily due to a higher asset base driven by current year and prior year capital expenditures.

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Statistics	2023	2022	2023	2022
Quantities Sold (MWh):
Retail Sales	1,340,835	1,338,773	2,737,203	2,719,846
Contract/Off-system/Power Marketing Wholesale	241,602	295,070	643,249	637,718
Total Regulated	1,582,437	1,633,843	3,380,452	3,357,564
Non-regulated	22,848	72,770	77,194	161,864
Total quantities sold	1,605,285	1,706,613	3,457,646	3,519,428

Contracted generated facilities availability by fuel type:
Coal	92.0%	82.1%	92.4%	86.3%
Natural gas and diesel oil	93.5%	95.1%	93.9%	95.2%
Wind	93.0%	93.8%	93.4%	94.7%
Total availability	93.0%	91.4%	93.4%	92.7%

Wind capacity factor	34.4%	39.8%	41.2%	40.9%

	Three Months Ended June 30,				Six Months Ended June 30,
Degree Days	2023		2022		2023		2022
	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal
Heating Degree Days	840	(6)%	904	3%	3,940	4%	3,885	4%
Cooling Degree Days	75	(60)%	213	28%	75	(60)%	213	28%

Gas Utilities

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2023	2022	2023 vs. 2022	2023	2022	2023 vs. 2022
	(in millions)
Revenue	$222.7	$274.2	$(51.4)	$929.6	$895.6	$34.1
Cost of natural gas sold	85.0	131.7	(46.8)	555.9	516.5	39.5
Gas Utility margin (non-GAAP)	137.8	142.4	(4.7)	373.7	379.1	(5.4)

Operations and maintenance	91.2	83.7	7.5	186.1	170.1	15.9
Depreciation and amortization	28.8	30.5	(1.7)	55.3	57.2	(1.9)
Operating income	$17.7	$28.2	$(10.5)	$132.4	$151.7	$(19.4)

Three Months Ended June 30, 2023, Compared with Three Months Ended June 30, 2022

Gas Utility margin decreased as a result of:

(in millions)
Prior year true-up of Winter Storm Uri carrying costs (a)	$(10.3)
Weather	(0.7)
Mark-to-market on non-utility natural gas commodity contracts	3.0
New rates and rider recovery	2.6
Residential growth and usage	0.8
Other	(0.1)
$(4.7)

____________________

(a)
In certain jurisdictions, we have commission approval to recover carrying costs on Winter Storm Uri regulatory assets which offset increased interest expense. During the second quarter of 2022, we accrued a one-time, $10.3 million true-up of these carrying costs to reflect commission authorized rates.

Operations and maintenance expense increased primarily due to $6.0 million of higher employee-related expenses and $0.5 million of higher materials and outside services expenses.

Depreciation and amortization was comparable to the same period in the prior year.

Six Months Ended June 30, 2023, Compared with Six Months Ended June 30, 2022

Gas Utility margin decreased as a result of:

(in millions)
Prior year true-up of Winter Storm Uri carrying costs (a)	$(10.3)
Mark-to-market on non-utility natural gas commodity contracts	(4.0)
Weather	(2.9)
New rates and rider recovery	7.8
Non-residential retail growth and demand	2.9
Residential growth and usage	1.6
Other	(0.5)
$(5.4)

____________________

(a)
In certain jurisdictions, we have commission approval to recover carrying costs on Winter Storm Uri regulatory assets which offset increased interest expense. During the second quarter of 2022, we accrued a one-time, $10.3 million true-up of these carrying costs to reflect commission authorized rates.

Operations and maintenance expense increased primarily due to $11.9 million of higher employee-related expenses and $3.1 million of higher materials and outside services expenses.

Depreciation and amortization was comparable to the same period in the prior year.

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Statistics	2023	2022	2023	2022
Quantities Sold and Transported (Dth):
Distribution	13,063,595	15,173,532	58,041,684	62,784,068
Transport and Transmission	34,226,643	37,623,610	81,406,183	82,668,813
Total Quantities Sold	47,290,238	52,797,142	139,447,867	145,452,881

	Three Months Ended June 30,				Six Months Ended June 30,
	2023		2022		2023		2022
	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal
Heating Degree Days	674	(10)%	768	2%	3,870	1%	3,933	2%

Corporate and Other

Corporate and Other represents certain unallocated expenses for administrative activities that support our reportable operating segments. Corporate and Other also includes business development activities that are not part of our operating segments.

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2023	2022	2023 vs. 2022	2023	2022	2023 vs. 2022
	(in millions)
Operating (loss)	$(0.8)	$(1.0)	$0.2	$(1.6)	$(2.0)	$0.3

Three Months Ended June 30, 2023, Compared with Three Months Ended June 30, 2022

Operating (loss) was comparable to the same period in the prior year.

Six Months Ended June 30, 2023, Compared with Six Months Ended June 30, 2022

Operating (loss) was comparable to the same period in the prior year.

Consolidated Interest Expense, Other Income and Income Tax Expense

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2023	2022	2023 vs. 2022	2023	2022	2023 vs. 2022
	(in thousands)
Interest expense, net	$(41.5)	$(38.8)	$(2.8)	$(85.0)	$(77.3)	$(7.7)
Other income (expense), net	$(1.5)	$1.6	$(3.1)	$(0.9)	$2.3	$(3.1)
Income tax benefit (expense)	$6.1	$0.7	$5.4	$(8.6)	$(13.8)	$5.2

Three Months Ended June 30, 2023, Compared with Three Months Ended June 30, 2022

Interest Expense, net

The increase in Interest expense, net was due to higher interest rates.

Other Income (Expense), net

Other expense, net increased due to higher costs for our non-qualified benefit plans which were driven by market performance and higher non-service benefit plan costs driven by higher discount rates.

Income Tax Benefit

Income tax benefit increased primarily due to lower pre-tax income and a lower effective tax rate. For the three months ended June 30, 2023, the effective tax rate was (29.8)% compared to (1.9)% for the same period in 2022. The lower effective tax rate was primarily due to a $8.2 million tax benefit from a Nebraska income tax rate decrease compared to a $3.8 million benefit from a similar Nebraska tax rate decrease in 2022 and $2.3 million of lower wind PTCs driven by the March 2023 sale of Northern Iowa Windpower assets.

Six Months Ended June 30, 2023, Compared with Six Months Ended June 30, 2022

Interest Expense, net

The increase in Interest expense, net was due to higher interest rates.

Other Income (Expense), net

Other expense, net increased primarily due to higher costs for our non-qualified benefit plans which were driven by market performance and higher non-service benefit plan costs driven by higher discount rates.

Income Tax Expense

Income tax expense decreased primarily due to lower pre-tax income and a lower effective tax rate. For the six months ended June 30, 2023, the effective tax rate was 5.6% compared to 8.1% for the same period in 2022. The lower effective tax rate was primarily due to a $8.2 million tax benefit from a Nebraska income tax rate decrease compared to a $3.8 million benefit from a similar Nebraska tax rate decrease in 2022 and $3.0 million of lower wind PTCs driven by the March 2023 sale of Northern Iowa Windpower assets.

ABOUT BLACK HILLS CORP.

Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.33 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com, www.blackhillscorp.com/corporateresponsibility and www.blackhillsenergy.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This presentation includes “forward-looking statements” as defined by the Securities and Exchange Commission. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this presentation that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2023 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2022 Annual Report on Form 10-K and other reports that we file with the SEC from time to time, and the following:

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The accuracy of our assumptions on which our earnings guidance is based;

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Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings on periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•
Our ability to complete our capital program in a cost-effective and timely manner;

•
Our ability to execute on our strategy;

•
Our ability to successfully execute our financing plans;

•
The effects of changing interest rates;

•
Our ability to achieve our greenhouse gas emissions intensity reduction goals;

•
Board of Directors’ approval of any future quarterly dividends;

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The impact of future governmental regulation;

•
Our ability to overcome the impacts of supply chain disruptions on availability and cost of materials;

•
The effects of inflation and volatile energy prices; and

•
Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATING INCOME STATEMENTS

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended June 30, 2023	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$193.1	$222.7	$(4.5)	$411.3

Fuel, purchased power and cost of natural gas sold	36.4	85.0	(0.1)	121.2
Operations and maintenance	74.2	91.2	(3.6)	161.8
Depreciation, depletion and amortization	35.8	28.8	0.1	64.7
Operating income (loss)	46.6	17.7	(0.8)	63.5

Interest expense, net				(41.5)
Other income (expense), net				(1.5)
Income tax benefit (expense)				6.1
Net income				26.5
Net income attributable to non-controlling interest				(3.5)
Net income available for common stock				$23.1

	Consolidating Income Statement
Six Months Ended June 30, 2023	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$411.8	$929.6	$(9.0)	$1,332.4

Fuel, purchased power and cost of natural gas sold	91.8	555.9	(0.2)	647.5
Operations and maintenance	141.4	186.1	(7.2)	320.2
Depreciation, depletion and amortization	70.9	55.3	0.1	126.4
Operating income (loss)	107.7	132.4	(1.6)	238.4

Interest expense, net				(85.0)
Other income (expense), net				(0.9)
Income tax benefit (expense)				(8.6)
Net income				143.9
Net income attributable to non-controlling interest				(6.8)
Net income available for common stock				$137.1

	Consolidating Income Statement
Three Months Ended June 30, 2022	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$204.4	$274.2	$(4.4)	$474.2

Fuel, purchased power and cost of natural gas sold	56.6	131.7	(0.2)	188.2
Operations and maintenance	69.0	83.7	(3.2)	149.5
Depreciation, depletion and amortization	33.5	30.5	0.1	64.1
Operating income (loss)	45.2	28.2	(1.0)	72.4

Interest expense, net				(38.8)
Other income (expense), net				1.6
Income tax benefit (expense)				0.7
Net income				35.8
Net income attributable to non-controlling interest				(2.4)
Net income available for common stock				$33.4

	Consolidating Income Statement
Six Months Ended June 30, 2022	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$410.9	$895.6	$(8.7)	$1,297.8

Fuel, purchased power and cost of natural gas sold	109.0	516.5	(0.4)	625.1
Operations and maintenance	138.7	170.1	(6.5)	302.3
Depreciation, depletion and amortization	67.2	57.2	0.1	124.6
Operating income (loss)	96.0	151.7	(2.0)	245.7

Interest expense, net				(77.3)
Other income (expense), net				2.3
Income tax benefit (expense)				(13.8)
Net income				156.9
Net income attributable to non-controlling interest				(5.9)
Net income available for common stock				$150.9

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

Media Contact:
24-hour Media Assistance	888-242-3969